Exhibit 5.1

ABOUDI LEGAL GROUP PLLC

745 Fifth Avenue, Suite 500

New York, New York 10151

Tel: (646) 898-2006

June 30, 2026

BiomX Inc.

1167 Massachusetts Avenue

Arlington, Massachusetts 02476

Re: Registration Statement on Form S-8 — BiomX Inc. Amended and Restated 2026 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to BiomX Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to an additional 5,460,000 shares of the Company’s common stock (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2026 Equity Incentive Plan (the “Plan”). This opinion is being furnished at the Company’s request in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issuance of the Shares.

In rendering the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including (a) the Registration Statement, (b) the Plan, (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (d) the Amended and Restated Bylaws of the Company, (e) certain resolutions adopted by the board of directors of the Company as we have deemed necessary and appropriate for the purpose of this opinion, and (f) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of any participants thereunder. We have further assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that, when issued by the Company against payment therefor in the circumstances contemplated by the Plan and, assuming that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate actions of the Company and duly issued, granted or awarded and exercised and paid for, in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), to the extent that the Shares are issued in accordance with the foregoing, such Shares will be, when so issued, legally and validly issued, and fully paid and non-assessable.

This opinion is governed by, and shall be construed in accordance with, the General Corporation Law of Delaware and confined to, and given on the basis of, the laws and practices in Delaware as of the date of this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

By: /s/ David Aboudi

ABOUDI LEGAL GROUP PLLC